PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-43766
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share        Primary
Name of Company                            Ticker      Amounts    Trading Market
-------------------------------------      ------      -------    --------------
Adobe Systems Incorporated                  ADBE        13.38         NASDAQ
BMC Software, Inc.                          BMC           7            NYSE
Check Point Software Technologies Ltd.      CHKP          6           NASDAQ
CA, Inc.                                     CA          17            NYSE
Intuit Inc.                                 INTU         12           NASDAQ
Microsoft Corporation                       MSFT         30           NASDAQ
Nuance Communications Inc.                  NUAN         .77          NASDAQ
Openwave Systems Inc.                       OPWV       0.6667         NASDAQ
Oracle Corporation                          ORCL         24           NASDAQ
SAP AG-preference shares *                  SAP          16            NYSE
Sapient Corporation                         SAPE          3           NASDAQ
Symantec Corporation                        SYMC       7.8694         NASDAQ
TIBCO Software Inc.                         TIBX          5           NASDAQ

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*    The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.